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                                                                    Exhibit 23.2

                          Independent Auditors' Consent


The Board of Directors
RAG Australia Coal Pty Limited:

We consent to the incorporation by reference in the registration statement (No. 333-109906) on Form S-3 of Peabody Energy Corporation of our report dated March 9, 2004, with respect to the consolidated statements of financial position of RAG Australia Coal Pty Limited and its controlled entities as of December 31, 2003 and 2002, and the related consolidated statements of financial performance and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 8-K of Peabody Energy Corporation dated March 9, 2004.



KPMG

Sydney, Australia
9 March 2004